Filed Pursuant to 433
Registration No. 333-145938
May 4, 2009
Pricing Term Sheet
Procter & Gamble International Funding SCA
Floating Rate Notes due May 7, 2010
Guaranteed by The Procter & Gamble Company

Issuer:	Procter & Gamble International Funding SCA
Guarantor:	The Procter & Gamble Company
Aggregate Principal Amount Offered:	$2,000,000,000
Maturity Date:	May 7, 2010
Coupon (Interest Rate):	3-month U.S. LIBOR + 1 basis point
Price to Public (Issue Price):	100% of principal amount
Interest Payment Dates:	August 7, November 7, February 7 and May 7, commencing August 7, 2009 and ending on the
Maturity Date
Day Count Convention:	Actual/360
Redemption:	Not redeemable other than upon certain changes in withholding taxes as described in the
Prospectus
Trade Date:	May 4, 2009
Settlement Date:	May 7, 2009 (T+3)
CUSIP Number:	742732AD2
ISIN Number:	US742732AD23
Denominations:	$2,000 x $1,000
Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. RBS Securities Inc.

Co-Managers:	Goldman, Sachs & Co.
Banc of America Securities LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Mitsubishi UFJ Securities (USA), Inc.
Morgan Stanley & Co Incorporated
Type of Offering:	SEC Registered
Listing:	None
Long-term Debt Ratings of The Procter & Gamble Company:	Moody’s: Aa3 (Negative Outlook); S&P: AA- (Stable)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, J.P. Morgan Securities Inc. collect at 1-212-834-4533, or RBS Securities Inc. toll-free at 1-866-884-2071.
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